EXHIBIT G

CONSENT OF STIKEMAN ELLIOTT LLP

CONSENT

We hereby consent to the use of our name in the second paragraph under the heading “Tax Matters — Canadian Federal Income Tax Consequences” and in the second paragraph under the heading “Legal Opinions” in the prospectus supplement dated January 14, 2020 to the prospectus dated January 26, 2018 issued pursuant to registration statement no. 333-222149 of Canada.

/s/ Stikeman Elliott LLP
Stikeman Elliott LLP

January 21, 2020

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